TRANSIT GROUP COMPLETES ACQUISITION OF CARROLL
FULMER GROUP, INC.; COMPANY EXPANDS ITS BOARD OF DIRECTORS

September 2, 1997 8:31 AM EDT

ATLANTA--(BUSINESS WIRE)--Sept. 2, 1997--Transit Group, Inc. (Nasdaq Small Cap:TRGP), formerly General Parcel Service, Inc. (former Nasdaq symbol GPSX), today announced that it has completed the acquisition of privately held Carroll Fulmer Group, Inc., headquartered near Orlando in Groveland, Florida. Transit Group issued 4,166,000 shares of common stock in the transaction, which is valued at approximately $28.1 million.

With a fleet of 200 company-owned and 600 owner/operated dry van and refrigerated units that haul freight from coast to coast, Carroll Fulmer's annual revenues total approximately $70 million. Mr. Carroll Fulmer, Chairman of Carroll Fulmer Group, as well as members of his immediate family who currently hold management positions, will remain active in the strategic operations of Carroll Fulmer Group.

In a related action, Transit Group also announced that it has appointed Fulmer (age 63) to its Board, filling an existing vacancy and increasing to four the number of directors on the Board. "With more than 40 years in the trucking industry, Carroll Fulmer brings a wealth of experience and talent to our Board," said Philip A. Belyew, Transit Group's President and Chief Executive Officer. "I believe his achievements at Carroll Fulmer Group an his insight and knowledge of the trucking industry will be particularly valuable as we consider and pursue additional acquisition opportunities to expand our business."

Commenting on the acquisition, Belyew added, "Carroll Fulmer Group represents an important milestone in our ongoing efforts to build a strong presence in the truckload trucking industry. As the fourth acquisition we have completed since implementing a new growth strategy earlier this year, the Carroll Fulmer transaction pushes us over the $100 million mark in annual revenues. At that level, Transit Group is among the top 30 truckload carriers in the country. In addition to adding critical mass to our new strategic direction, Carroll Fulmer Group's advanced systems and technologies also provide important infrastructure support for our expansion plans."

Comments in this news release regarding the Company's business which are not historical facts are forward looking statements that involve risks and uncertainties. Among these risks are that the Company is in a highly competitive business, has history of operating losses, and is pursuing a growth strategy that relies in part on the completion of acquisitions of companies in the trucking industry. There can be no assurance that in its highly competitive business environment, the Company will successfully improve its operating profitability or consummate such acquisitions.

Transit Group, headquartered in Atlanta, Georgia, is a holding company formed to acquire and consolidate short- and long-haul trucking companies, particularly truckload carriers based in the southeastern United States. Trucking companies that operate as parts of Transit Group are located in Alabama, Florida, Kentucky and North Carolina, and serve customers nationwide with a fleet of 400 tractors, over 1,000 trailers and an additional 600 owner-operators.

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